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                                                                      Exhibit 12


                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                     AND RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)
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


                                          Nine Months Ended               Year Ended September 30,
                                           June 30, 2002        2001        2000       1999         1998       1997
                                          ----------------   ---------- -----------  ----------  ---------   ---------
Income (loss) from continuing
  operations before income taxes
  and losses from equity investments      $      (4,257)     $ (19,844)  $    2,388  $    3,828  $   1,466   $     573
Less: interest capitalized during
  the period                                          4             16           20          20         17          14
Add: fixed charges                                  515            869          667         612        441         393
                                          ----------------   ----------  ----------   ---------  ---------- ----------
     Total earnings (loss) to cover
     fixed charges                        $      (3,746)     $ (18,991)  $    3,035   $   4,420   $  1,890  $      952
                                          ================   ==========  ==========   =========   ========  ==========
Fixed charges:
Total interest expense including
  capitalized interest                    $         370      $     659   $      434   $     428   $    298  $      281
Interest portion of rental expenses                 145            210          233         184        143         112
                                          ----------------   ---------   ----------   ---------   --------  -----------
     Total fixed charges                  $         515      $     869   $      667   $     612   $    441  $      393
     Ratio of earnings to fixed
     charges                                         --             --          4.6         7.2        4.3         2.4
Deficiency of earnings to cover
  fixed charges                           $       4,261      $  19,860           --          --         --          --
                                          ================   =========

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